WINTON

NOVEMBER 2023

Winton Group Code of Ethics

Winton Group Code of Ethics

1.	Introduction	3

2.	Market Abuse Policy	4

3.	Outside Business Interests Policy	6

4.	Personal Relationships Policy	7

5.	Personal Investment Policy	8

6.	Gifts and Entertainment Policy	12

7.	Political Contributions Policy	14

8.	Whistleblowing Policy	16

9.	Complaints Policy	17

1.	Introduction

Winton 1 is committed to the highest standards of ethical conduct and has adopted this Code of Ethics (“Code”) that sets out the standard of business conduct that all Employees2 must follow. Winton and its Employees have a fiduciary duty to act in the best interest of clients, not place their personal interests ahead of clients’ interests, and act in compliance with applicable laws and regulations. Employees are expected to abide by the spirit of the Code as well as the specific requirements. If there is any doubt about what the Code permits or requires, Employees must contact Compliance.

1.1	Application

Obligations under the Code apply to all Employees unless otherwise indicated in the relevant Policies. The Code is available on Winton’s Group Key Policies site. On joining, and at least annually thereafter, all Employees are required to certify that they have received, read, understand and will comply with the Code and any amendments thereto.

1.2	Exceptions

The Chief Compliance Officer (“CCO”) will consider exceptions to the Code on a case-by-case basis. Exceptions will only be granted if the requested action would not be in breach of any applicable law, rules or regulation and presents no material risk of harm to Winton or its clients.

1.3	Breaches

Breaches of the Code may result in disciplinary action that, in severe cases, may be grounds for dismissal. Any Employee who knows, or has any reason to believe, that there has been a breach of the Code must report this information promptly to the CCO. Failure to do so is itself a breach of this Code. Breaches may be reported anonymously.

Any Employee who in good faith reports a possible breach of law, regulation, Winton policy or the Code, or any other suspected illegal or unethical behaviour, is protected from retaliation. Retaliation against an Employee reporting a violation constitutes a breach of the Code and is strictly prohibited. See Section 8, Whistleblowing Policy.

[1]	Winton Group Limited and its subsidiaries (“Winton”)

[2]	The term “Employees” refers to all Winton employees as well as, for the purposes of the application of the Code only, non-executive directors. The Personal Investment Policy does not apply to non-executive directors who do not have system permissions to view client positions and transactions. The CCO will determine the application of the Code to contractors, secondees, consultants and other workers considering factors such as the duration of their contract, access to Winton premises and Winton IT systems.

2.	Market Abuse Policy

Market abuse is a concept that encompasses unlawful behaviour in the financial markets. It consists of insider dealing, unlawful disclosure of inside information and market manipulation.

While the definition of these terms may vary from jurisdiction to jurisdiction, in order to assist Employees in complying with the relevant prohibitions, a non-exhaustive list of behaviour and related definitions is provided in Section 2.1 – Definitions, together with Employee obligations and other related considerations.

2.1	Definitions

Market Manipulation	●	Any behaviour which gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a financial instrument.

	●	Any behaviour which secures, or is likely to secure, the price of one or several financial instruments at an artificial level.

	●	Disseminating information by any means which is gives, or is likely to give, a false or misleading signal as to the supply of or demand for a financial instrument.

	●	Conduct by a person, or persons acting in collaboration, to secure dominant positions over the supply of or demand for a financial instrument which has, or is likely to have, the effect of fixing, directly or indirectly, purchase or sale prices or creates, or is likely to create, other unfair trading conditions.

	●	Placing orders on a trading venue (including modification and cancellation), which have the effect of disrupting or delaying the functioning of the trading system.

	●	Under US regulation, the Dodd-Frank Wall Street Reform and Consumer Protection Act authorises the SEC and CFTC (the regulators of securities and commodities markets respectively) to prevent fraud, manipulation and deception in connection with the trading of those products.

Insider Dealing	●	A person who is in possession of inside information and uses that information by acquiring or disposing of financial instruments to which that information relates or recommending or encouraging another person to do so.

	●	Under US regulation, Rule 10b5-1 of the Securities Exchange Act of 1934 defines ‘insider dealing’ as the purchase or sale of a security of any issuer, on the basis of material non-public information (‘MNPI’) about that security or issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the MNPI.

Inside Information	●	Information of a precise nature, which has not been made public relating, directly or indirectly, to one or more issuers or to one or more financial instruments and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. US regulation defines MNPI as information that has not been effectively communicated to the marketplace, and for which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities.

	●	In relation to commodity derivatives, information of a precise nature which has not been made public relating, directly or indirectly, to one or more such derivatives or relating directly to the related spot commodity contract and which, if it were made public, would be likely to have a significant effect on the prices of such derivatives or related spot commodity contracts and, where this is information which is reasonably expected to be disclosed or is required to be disclosed in accordance with legal or regulatory provisions, market rules, contract, practice or custom, on the relevant commodity derivatives markets or spot markets.

●	For persons charged with the execution of orders concerning financial instruments, it also means information conveyed by a client and relating to the client’s pending orders in financial instruments, which is of a precise nature, relating, directly or indirectly, to one or more issuers or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments, the price of related spot commodity contracts, or on the price of related derivative financial instruments.

●	In relation to emission allowances or auctioned products based thereon, information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more such instruments, and which, if it were made public, would be likely to have a significant effect on the prices of such instruments or on the prices of related derivative financial instruments.

Examples of inside information may include but are not limited to:

	●	Financial results, forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations.

	●	Possible mergers, acquisitions, dispositions, joint ventures and other such corporate events.

	●	The gain or loss of important contracts or clients.

	●	Major financing developments.

	●	Major personnel changes or changes of control.

	●	Major litigation developments.

2.2	Obligations

Employees who come into possession of inside information or potential instances of market abuse must immediately bring it to the attention of the CCO in order that appropriate action may be taken.

Upon being notified of receipt of inside information, the CCO will ensure that any relevant securities are added to Winton’s restricted list to prevent improper activity unless the CCO determines that appropriate safeguards and/or information barriers are in place (including but not limited to, appropriate segregation of the person in possession of inside information from other Employees or restricting access to electronic files containing inside information). Unless otherwise expressly indicated, securities on the restricted list apply to trading in Employees’ personal accounts and client accounts.

2.3	Related Considerations

Expert Networks and Consultants

Engaging a third party to provide information, advice, data analysis, market expertise or industry expertise for use in formulating investment views and in making investment decisions may expose Employees to inside information as such third parties may have confidential information and/or inside information through relationships with current or recent employees of public companies. Compliance must be notified prior to engaging such a third party.

Meeting with Publicly Offered Companies

As a systematic investment manager, it is not expected that Employees will meet with public companies for the purpose of conducting research into portfolio investment decisions. Any meetings with public companies for the purpose of conducting research into portfolio investment decisions will require Compliance pre-approval.

Employees may engage with employees and management of public companies in the course of other duties. For example, meeting investors and service providers who may be employees of listed entities. During such interactions, Employees must be aware of their obligations to identify possible receipt of inside information and their obligations to report such issues to the CCO.

Data

As a systematic investment manager, Winton may purchase, collect, use and store data as part of its research effort and as an input to the generation of investment signals. Prior to receipt of data from a third-party vendor or collection of data from any other source, Employees must consider if the data may present inside information concerns and escalate to Compliance for review and approval in accordance with the Data Governance Policy.

3.	Outside Business Interests Policy

Employees must report their outside business interests to Compliance on joining Winton and attest annually thereafter. Employees must obtain Compliance approval prior to engaging in any outside business activity. Compliance may additionally seek line manager approval.

Outside business interests that require disclosure and approval include but are not limited to:

●	Compensated activities or where future compensation is anticipated.

●	Roles such as director, owner, advisory board member in another company.

●	Material beneficial shareholding (10% or more) in a company.

●	Roles that are investment related.

●	Serving on the board of governors/trustees/directors or investment committee or similar committee of any public or private institution (e.g., charitable organisation, educational institution, or other non-profit organisation).

●	Roles that take more than 10 hours a week of your time.

The following activities do not require Compliance approval:

●	Passive investments (note such investments may need to be pre-approved/disclosed under Winton’s Personal Investment Policy).

●	Unpaid positions with holding companies, trusts or other non-operating entities established solely for the purpose of the Employee’s family’s estate or tax planning or to hold the Employee’s family’s real estate or other investments that would not otherwise require pre-clearance.

●	Unpaid affiliations with a trade association or professional association related to the Employee’s position at Winton.

4.	Personal Relationships Policy

4.1	External Personal Relationships

Employees may have a relationship with someone whose position poses a potential conflict of interest for Winton, its clients or that Employee. Employees must disclose certain family and other close relationships that may give rise to a conflict of interest so that Winton may identify and address any concerns. Employees must disclose if such a person is employed by, or controls, a broker, bank, investment adviser, pension plan, service provider to Winton or Winton client.

4.2	Workplacc Personal Relationships

Employees are required to disclose close personal relationships in the workplace to Human Capital. These may involve engagements, marriage, civil partnership, a romantic relationship, or a family relationship. This includes new or existing relationships and those that have previously been disclosed that have ended.

Such close personal relationships may result in an actual or perceived conflict of interest, have an adverse impact on the working environment and/or Winton’s reputation. Winton will take appropriate action to resolve or mitigate such risks.

4.3	Disclosure

Employees must report all personal and workplace personal relationships to Compliance on joining Winton and promptly after a new relationship starts. Employees must also confirm their personal relationships annually thereafter.

5.	Personal Investment Policy

The Personal Investment Policy seeks to ensure that Employees’ personal investments are consistent with Winton’s legal and regulatory requirements and do not conflict with the interests of either Winton or its clients.

5.1	Definitions

Beneficial Interest	Having or sharing a direct or indirect pecuniary interest in a security through any contract, arrangements, understanding, relationship or otherwise. Pecuniary interest means the opportunity directly or indirectly, to profit or share in any profit derived from a transaction in the security.

ComplySci	The compliance software platform used to report and pre-clear personal investments.

Covered Persons	All Employees, excluding certain corporate services staff and non-executive directors as determined by the CCO.

Covered Securities:	●	Equities (including short sales)[3].
	●	Corporate debt securities.
	●	Exchange Traded Funds (“ETFs”).
	●	Initial Public Offerings and Initial Coin Offerings.
	●	Limited offerings[4].
	●	Closed-ended funds[5].
	●	Winton-titled funds.

Exempt Securities	●	Bonds and other direct debt instruments issued by the government of the UK, the US or other foreign governments.
	●	Regulated open-ended funds[6].
	●	Currencies[7].

Managed Account	A Personal Securities Account that is managed by an investment manager who has exclusive discretionary authority over all investment decisions in the account.

Members of Household	Persons who share a residence and personal assets with an Employee (e.g. partners, child, parent), or those who directly or indirectly provide to or receive from employee material support (e.g. more than 25% annual income).

Personal Securities Account	Any account that can hold or transact in Covered Securities in which the Covered Person has any direct or indirect Beneficial Interest.

Prohibited Securities	●	Contracts for difference (“CFDs”)
	●	Futures
	●	Options
	●	Securities on Winton’s restricted list maintained by Compliance.

5.2	General Requirements

●	Covered Persons may hold and transact in securities in Personal Securities Accounts only if they comply with the Personal Investments Policy as outlined below.

●	Covered Persons are deemed to have a Beneficial Interest in any account or securities held by them or by their Members of Household.

[3]	Includes Investment Trusts and Real Estate Investment Trusts

[4]	Includes non-public offerings, including investments in private companies, hedge funds and private equity funds.

[5]	Includes Venture Capital Trusts

[6]	Includes UCITS, NURS and US mutual funds excluding Winton-titled funds.

[7]	Includes cryptocurrencies other than security token offerings or initial coin offerings.

●	Transactions in Prohibited Securities are not permitted.

●	Covered Persons must not conduct personal trading based on MNPI or on knowledge of Winton’s trading or intended trading.

●	Covered Persons must hold Covered Securities for a minimum holding period of 30 days.

●	Any request to trade an instrument not listed in the Personal Investment Policy must be escalated to Compliance for guidance.

5.3	Exceptions

●	All exceptions to the Personal Investment Policy must be approved by the CCO or his designate.

●	Exempt Securities are not subject to the Personal Investment Policy, including the reporting and pre-clearance requirements.

●	Self-invested personal pensions (SIPPs) that only hold Exempt Securities are not subject to disclosure and reporting requirements.

5.4	Initial and Annual Holdings Reports

●	Initial Holdings Report: Covered Persons must disclose their Personal Securities Accounts and their Covered Securities via ComplySci within 10 days of joining Winton. Information must be current as of a date no more than 45 days prior to the date of the report.

●	Annual Holdings Report: Covered Persons are required to certify and update as necessary their holdings in Covered Securities at least annually.

5.5	Quarterly Transaction Reports

●	Covered Persons must provide quarterly reports of all Personal Securities transactions within 30 days of quarter end.

●	Certain brokers have direct broker feed arrangements with ComplySci and Covered Persons are encouraged to set these up for their Personal Securities Accounts where available. Compliance maintains a list of current brokers that facilitate direct feeds on the Compliance SharePoint site.

●	If a broker does not have a direct broker feed arrangement with ComplySci, the Covered Person must enter each transaction manually into ComplySci and upload a contract note or statement within 30 days of the end of the quarter.

●	An employee may also grant Winton direct access to brokerage accounts, for example, via power of attorney.

5.6	Pre-Clearance

●	Unless explicitly exempted, Covered Persons must pre-clear transactions in Covered Securities via ComplySci. Transactions in ETFs do not require pre-clearance but must be disclosed. Please refer to 5.10, ‘Reporting and Pre-Clearance Summary’ for details of Covered Securities exempt from pre-clearance.

●	Certain types of transaction do not require pre-clearance, however, must still be disclosed:

○	Non-volitional transactions (i.e. Covered Securities that are acquired or disposed of without the Covered Person’s discretion due to, for example, stock splits, reverse stock splits, mergers, consolidations, spin-offs and other similar corporate reorganisations.

○	Transactions involving the exercise and/or purchase of securities pursuant to an employer stock option plan and any other similar plans.

○	Transactions make pursuant to a dividend reinvestment plan; and

○	Exercise of subscription rights.

●	Granting of share options through an employee plan does not require pre-clearance or approval. Shares obtained on vesting through an employee share option plan do not require pre-clearance but should be reported as a holding. Any subsequent sale of the shares needs to be pre-cleared.

●	Transactions in Winton Group shares are subject to approval by the Winton Group Limited Board. Employees do not need to obtain separate approval via ComplySci. Records of transactions and holdings are maintained by the Company Secretary.

5.7	Third-Party Managed Accounts

Transactions in Managed Accounts are exempt from pre-clearance and reporting requirements provided the following conditions are met:

●	The Covered Person certifies that the investment manager has exclusive, discretionary investment authority over the account and that the Covered Person has no direct or indirect influence or control over the account.

●	The manager signs a certification confirming that they have been granted sole authority to exercise investment and trading discretion; that they do not receive trade recommendations or suggestions from the Covered Person; the Covered Person has no direct or indirect influence or control over the account; and that the account will not purchase any security issued in an initial public offering.

●	Covered Persons are required to confirm annually that they have no direct or indirect influence or control over such accounts.

5.8	Blackout Period

Covered Persons are generally not prohibited from trading in the same securities as client accounts or taking opposing positions to client accounts. However, pre-clearance may be denied, or the Covered Persons may be required to delay their purchase/sale until pending “buy” or “sell” client orders have been executed. When deciding to deny or delay approval, Compliance will have regard to the potential market impact of client orders, taking into consideration, for example, the market capitalisation of the security and the way the Execution desk intends to execute the client order.

5.9	FINRA Registered Representatives

In addition to the requirements above, Registered Representatives must obtain pre-clearance from Foreside Fund Services LLC (“Foreside”) prior to opening a new personal brokerage account. Foreside is the registered broker-dealer through which Employees hold their FINRA license.

5.10	Reporting and Pre-Clearance Summary

Security/Instrument	Preclearance	Transaction Reporting	Exempt from all Requirements	Prohibited
Equities	Yes	Yes	No	No

Corporate debt	Yes	Yes	No	No

Initial public offering	Yes	Yes	No	No

Initial coin offering	Yes	Yes	No	No

Private placement	Yes[8]	Yes	No	No

Private fund	Yes	Yes	No	No

Closed-ended fund	Yes	Yes	No	No

Winton-titled fund	Yes	Yes	No	No

ETF	No	Yes	No	No

Government bonds/debt	No	No	Yes	No

Regulated open-ended funds[9]	No	No	Yes	No

Currencies[10]	No	No	Yes	No

Premium Bonds	No	No	Yes	No

Futures	n/a	n/a	No	Yes

Options	n/a	n/a	No	Yes

CFDs	n/a	n/a	No	Yes

[8]	For Winton Group shares, approval is granted by the Winton Group Limited Board. Pre-clearance via ComplySci is not required.

[9]	Not managed by Winton.

[10]	Including cryptocurrencies

6.	Gifts and Entertainment Policy

Gifts and entertainment must be permissible under applicable laws and regulations and must not create an inappropriate obligation, expectation or inducement or be so frequent or lavish as to appear improper. Employees are required to follow the below requirements when offering or accepting gifts and entertainment.

6.1	Gifts

All gifts offered or received require pre-clearance from Compliance via ComplySci regardless of value with the exception of corporate branded merchandise and promotional/competition gifts under £50/$50 (or other local currency equivalent).

Gifts are typically tangible objects (e.g. a bottle of wine) and can also include other things of value such as use of a residence, private transport and entertainment when not accompanied by the offeror. For example, if an Employee is offered tickets to a sporting event and is unaccompanied by a person from the firm offering the tickets, it will be considered a gift.

Gifts that are received and then left in a common area for anyone’s consumption (e.g. a box of chocolates) are not considered a gift to a specific recipient and do not need to be pre-cleared.

6.2	Entertainment

Entertainment with a value of £100/$100 (or other local currency equivalent) or more requires pre-clearance from Compliance in ComplySci.

Entertainment includes participation in events and other social gatherings, for example, meals, drinks, sporting outings (e.g. golf, shooting etc.) and other entertainment events (e.g. tickets to music concerts or sporting events).

Employees do not need to pre-clear their attendance at large-scale industry events (including associated sustenance) such as industry conferences, seminars and investor relations/cap intro events provided that the event has a reasonable relationship to their duties. Employees should keep in mind that any separate excursions or other entertainment provided (e.g. golf outings) would need to be pre-cleared in accordance with the ‘Entertainment’ requirements above.

6.3	Compliance Pre-Clearance

Where required, Employees must request Compliance pre-clearance through ComplySci. Where pre-clearance is not practical (e.g. for unexpected gifts or events that were not pre-planned) the request should be added to ComplySci as soon as practicable.

Employees should use a good faith estimate of the fair market value when such value may reasonably exceed the face value (e.g. tickets with limited availability).

Compliance exercises discretion to request senior management and/or line manager considering the nature of the request, the value and the recipient/offeree.

Employees are responsible for exercising good judgement and consulting with Compliance where there is any question of the propriety of a gift or entertainment even if below the pre-clearance threshold (e.g. where entertainment is not in good taste or not considered business appropriate).

Business contacts may also be personal friends. The Employee is responsible for exercising good judgment to determine whether a gift or entertainment received is in connection with Winton’s business and relationship or in a personal capacity. Gifts or entertainment offered or received in a personal capacity and that are not offered or received in an official capacity (e.g. not paid for by a firm) do not need to be reported. However, offering or accepting gifts or entertainment in a personal capacity with the aim to circumvent the Code and/or which may be intended to induce a person to perform improperly a relevant function or activity is prohibited and may also be a breach of Winton’s Anti-Bribery Policy (see Compliance Manual). Employees should consult with Compliance if there is any doubt.

6.4	Prohibitions and Restrictions

Gifts and entertainment will be declined where:

●	It is reasonably considered to be lavish or excessive in the context of the business occasion.

●	There is potential for it to be viewed as a bribe, payoff or kickback (e.g. in order to obtain or retain business or to secure an improper advantage).

●	It may create the appearance or an implied obligation that the provider is entitled to preferential treatment, an award of business, better prices or improved terms.

●	It may influence or appear to influence the Employee’s or recipient’s ability to act in the best interests of Winton or its clients or the recipient’s organisation.

●	It relates to gifts of cash or cash equivalents.

●	It relates to an entertainment event that the offeror will not attend (e.g. a gift of sporting tickets).

●	It relates to travel or accommodation (excluding ground transportation, such as a car service that is typically provided in the ordinary course of business, or other reasonable travel or accommodation associated with speaker events or other educational events where the Employees is participating).

6.5	Additional Obligations

●	ERISA or US state plans: gifts and entertainment require pre-clearance regardless of value.

●	FINRA Registered Representatives: gifts must not exceed $100 per year to or from a single registered representative.

●	Pension funds: Compliance may require confirmation from the pension fund that the gift or entertainment offered complies with their gifts and entertainment policy.

7.	Political Contributions Policy

This Policy governs Employees’ personal political contributions and organised political activities to ensure that they follow all applicable laws, rules and regulations. Employees are expected to ensure that their personal political activities comply with all applicable laws, rules and regulations.

7.1	Political Contributions in the United States of America

Covered Associates are Employees who are, or could be, involved in soliciting government entities on behalf of Winton. This comprises Client Advisory and Executive Officers as listed on Winton’s Form ADV (“Covered Associates”).

Rule 206(4)-5 under the Investment Advisers Act of 1940 (the “pay-to-play rule”) prohibits advisers from receiving compensation for providing investment advice to a government entity within two years after a contribution has been made by the adviser or its Covered Associates to an elected official who is in a position to influence the selection of Winton as an investment adviser.

Covered Associates’ personal contributions to political candidates, elected officials, Political Action Committees (“PACs“), political parties or political causes (“political contributions”), as well as personal efforts undertaken in support of or for the purposes of influencing the same (“political activities”) must comply with the pay-to-play rule.

This policy prohibits Covered Associates from making political contributions in the US or from engaging in political activities in the US unless the contribution or activity is reviewed and approved in advance by Compliance. The following requirements apply:

●	Disclosure: Prior to hiring a prospective employee, the Winton Recruiting team will require such person to disclose any US political contributions within the preceding two years. Compliance will review such political contributions to assess whether they compromise Winton’s ability to market to any entity.

●	Pre-clearance: Employees must receive Compliance approval prior to making any US political contributions. Compliance will consider whether the Employee is a Covered Associate and confirm that such contribution is consistent with the US pay-to-play rule and other relevant rules and will not otherwise compromise Winton’s ability to market to or to advise governmental or public investors. In all cases, contributions to a political candidate or party must be limited to the amounts permitted under applicable law, and not exceed amounts that would disqualify Winton from advising governmental or public investors.

●	Pre-clearance for political activities: Employees must obtain Compliance approval prior to engaging in political activities in the US. Employees will not be reimbursed or compensated by Winton for any political activities. This provision will not limit Employees’ ability to attend a planned or spontaneous political rally, demonstration or event in support of an official, candidate or political cause if they are not involved in organising the event, otherwise volunteering their services or providing financial support.

●	Unless authorised by Compliance, Employees are prohibited from making (or authorising anyone else to make) any US political contribution on behalf of Winton.

●	Employees also must obtain pre-clearance from Compliance to engage in or to authorise anyone else to engage in political activities on Winton’s behalf, including trying to influence any industry, regulatory or legislative bodies.

●	For the avoidance of doubt, this policy applies to any employee contributions through another party, such as a lawyer, spouse or family member. In addition, contributions to third parties with the expectation that the third-party would contribute to the applicable government entity.

●	Any US political contributions or political activity by a Winton Employee or prospective Employee will be reviewed by Compliance to confirm that the contribution or activity does not violate the pay-to-play rule, which could impact Winton’s ability to receive compensation for providing investment advisory services to government entities or state sponsored investors.

●	To the extent that Compliance learns of any political contribution or activity that might violate the pay-to-play rule, Compliance will work with Investment Solutions to implement any necessary marketing restrictions.

●	Compliance may use publicly available information to review US political contributions and political activities of Employees.

7.2	Political Contributions in the United Kingdom

There is no specific requirement to obtain Compliance approval prior to making a political contribution in the UK. However, Employees are prohibited from engaging in any attempt to bribe another person, including a public official.

As described in Section 9.2 of the Compliance Manual, it is a criminal offence under the UK Bribery Act 2010 to “bribe another person” or “bribe a foreign public official”.

A key element of “bribery” in each case is that the briber should (in summary) intend the financial (or other) advantage to induce, reward or influence the improper performance of the recipient’s role, or know or believe that such advantage would itself constitute such improper performance. Provided that there is no such criminal intent, knowledge or belief, political contributions in the UK are unlikely to amount to bribery.

A political contribution would normally not constitute a “gift” requiring Compliance approval or notification under the Gifts and Entertainment Policy, unless there are particular circumstances or personal relationships pertaining to the political contribution that could result in the recipient or an interested third party treating it as a gift and accordingly to feel obligated to Winton or the individual.

UK political parties that receive donations have statutory obligations to check that they can accept the donation, record it and in many cases (e.g., if over a specified amount) report it to the Electoral Commission. The Electoral Commission maintains a searchable database of donations.

7.3	Other National Jurisdictions

As rules governing political contribution may vary in other national jurisdictions, prior to making any political contributions in jurisdictions other than the US or the UK, Employees must seek prior approval of Compliance, who will confirm whether the contributions would be in violation of rules which could impact Winton’s ability to conduct business there.

8.	Whistleblowing Policy

Employees should report concerns regarding unethical or fraudulent behaviour to the CCO. Employees should report concerns or complaints including, but not limited to the following:

●	Non-compliance with securities laws, rules and regulations.

●	Fraud or illegal acts involving any aspect of Winton’s business.

●	Material misstatements in regulatory filings, internal books and records, or client records or reports.

●	Activity that may be harmful to Winton, its clients or investors.

●	Falsification, alteration or substitution of Winton’s records.

●	Authorising, directing or participating in serious breaches of company policy.

●	Deliberately failing to report serious breaches of policy, concealing such breaches.

●	Deliberately withholding relevant information concerning a serious breach.

●	The putting of the health and safety of any individual in danger.

All concerns raised by Employees will be treated in confidence by Winton. Employees are protected from reprisal in relation to matters that were reported with the reasonable belief that a violation has been, is being, or is likely to be, committed. While we encourage concerns to be initially raised internally, it may be appropriate in some circumstances for Employees to report concerns directly to an appropriate regulatory authority (see 8.1 and 8.2).

Nothing in any Winton Employee agreement, confidentiality agreement or any other Winton policy shall prohibit an Employee from communicating directly with or providing information, including documents, not otherwise protected from disclosure by any applicable law or privilege, to any regulator, or any other national, federal, state or local governmental agency or commission concerning possible violations of law or regulation. Employees do not need prior authorisation from their manager, the CCO, or any other person or entity affiliated with Winton to make any such reports or disclosures and do not need to notify Winton that they have made such reports or disclosures. Additionally, Employees are not prohibited from recovering an award pursuant to a whistleblower program of any regulator, government agency or entity.

8.1	United Kingdom

Employees may contact the regulator directly via the FCA whistleblowing site: https://www.fca.org.uk/firms/whistleblowing. This provides information regarding making a disclosure. The site also has links to the Public Interest Disclosure Act of 1998 (“PIDA”) which protects individuals if they are harmed or dismissed as a result of making a disclosure. The independent charity, Public Concern at Work www.pcaw.org.uk, also provides free, confidential legal advice on whistleblowing matters.

8.2	United States

If Employees are concerned about practices relating to Winton’s SEC regulated activities and feel unable to raise the matter internally for whatever reason, they can contact the SEC directly via the Office of the Whistleblower: https://www.sec.gov/whistleblower.

If Employees are concerned about practices relating to Winton’s CFTC/NFA regulated activities and feel unable to raise the matter internally for whatever reason, matters can be raised via the CFTC’s Whistleblower Program: Whistleblower Program website: https://www.whistleblower.gov/.

9.	Complaints Policy

All oral or written expressions of dissatisfaction from investors or clients about the provision of, or failure to provide, a financial service which alleges that the complainant has suffered (or may suffer) financial loss, material distress or material inconvenience must be reported to Compliance as soon as practicable. Compliance shall promptly determine the appropriate action to deal with the complaint. All complaints will be logged in the Complaints Register together with any relevant supporting records and correspondence.